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                                                                   EXHIBIT 99(F)

                         CONSENT OF ROBERT S. MORRISON
             TO BE NAMED AS A NOMINEE FOR DIRECTOR OF PEPSICO, INC.

    I hereby consent to being named as a person who will become a director and Vice Chairman of PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), in connection with the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of December 2, 2000, among PepsiCo, BeverageCo, Inc., a New Jersey corporation, and The Quaker Oats Company, a New Jersey corporation, in the Registration Statement on Form S-4 to be filed by PepsiCo with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.

Signature:  /s/ ROBERT S. MORRISON
        --------------------------------------------
        Robert S. Morrison

Date:  January 9, 2001